FOR IMMEDIATE RELEASE

Innophos Appoints Mark Feuerbach Interim CFO

CRANBURY, N.J., December 4, 2015 -- Innophos Holdings, Inc. (NASDAQ: IPHS) (“Innophos” or “the Company”) today announced that Mark Feuerbach, the Company’s current Vice President, Investor Relations, Treasury, Financial Planning & Analysis, has been appointed Interim Chief Financial Officer. Mr. Feuerbach has more than 25 years of experience at Innophos, including previously serving in the role of CFO. The Company has begun the search to identify and evaluate qualified candidates to serve as Chief Financial Officer.

Mr. Feuerbach succeeds Robert Harrer, who is resigning as Chief Financial Officer, effective immediately. Mr. Harrer will remain with Innophos until the end of 2015 to ensure a smooth transition. Mr. Harrer’s departure is a personal choice and not related to any issues regarding financial disclosures, accounting or legal matters.

“On behalf of the Innophos Board and management team, I want to thank Robert for his financial leadership and contributions,” said Randy Gress, Chairman and Chief Executive Officer. “During his tenure at the Company, Robert has contributed significantly to identifying various strategic initiatives and leading our financial and information technology operations, allowing Innophos to generate solid cash flow and return substantial value to shareholders. We wish Robert all the best in his future endeavors.”

Mr. Gress added, “We are pleased that Mark has agreed to serve as Interim CFO during this important time to ensure a seamless transition. Mark is a seasoned executive at Innophos, and having previously served in the role of CFO, he has a thorough understanding of our business and financials. We are fortunate to have an executive of his caliber to take on this interim position and support our team in strengthening our competitive position and enhancing our track record of success.”

Mr. Harrer said, “It has been a privilege to work at Innophos. While I’ve decided to move on to the next chapter of my career, I remain confident in the Company’s operations and management team, and look forward to the Company’s continued success.”

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information

Innophos Holdings, Inc.
(609) 366-1299
investor.relations@innophos.com

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Aaron Palash / Adam Pollack
(212) 355-4449